Exhibit 99.1

FOR IMMEDIATE RELEASE:	FOR FURTHER INFORMATION:
Friday, July 31, 2009	Rich Sheffer (952) 887-3753

DONALDSON COMPANY DECLARES QUARTERLY CASH DIVIDEND

MINNEAPOLIS, July 31, 2009-- Donaldson Company, Inc. (NYSE: DCI), announced today that its Board of Directors declared a regular cash dividend of 11.5 cents per share, payable September 11th to shareholders of record as of August 28th. As of June 30th, there were approximately 77,200,000 shares outstanding. The current declaration is the 216th consecutive quarterly cash dividend paid by Donaldson over a time span of 54 years.

About Donaldson Company, Inc.

Donaldson is a leading worldwide provider of filtration systems that improve people’s lives, enhance our Customers’ equipment performance, and protect our environment. We are a technology-driven company committed to satisfying our Customers’ needs for filtration solutions through innovative research and development, application expertise, and global presence. Our employees contribute to the Company’s success by supporting our Customers at our more than 100 sales, manufacturing, and distribution locations around the world.

Donaldson is a member of the S&P MidCap 400 and Russell 1000 indices, and our shares trade on the NYSE under the symbol DCI. Additional information is available at www.donaldson.com.

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